Exhibit 10.8
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MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS AGREEMENT is made and entered into this 28th day of August 2006, by and between SIRION THERAPEUTICS, INC., a North Carolina corporation (or its assigns) (the “Purchaser”) and THE BUTLER PARTNERSHIP, INC., a Florida corporation (“Butler”) and ROGELLEN PARTNERS, INC., a Florida corporation (“Rogellen” and, together with Butler, the “Sellers”).
W I T N E S S E T H:
     WHEREAS, the Sellers collectively own all the issued and outstanding limited liability company membership interests in RX DEVELOPMENT RESOURCES, LLC, a Florida limited liability company (the “Company” or “RXDR”), the ownership of such interests specifically being set forth on Schedule 4(d) hereto (the “Purchase Interests”); and
     WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, the Purchase Interests, upon the terms, conditions and assurances hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
     1. Sale and Purchase of the Purchase Interests. The Sellers agree to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, the Purchase Interests, upon the terms and subject to the conditions hereinafter set forth.
     2. Consideration.
          (a) Earn-Out. In consideration of the sale by the Sellers of the Purchase Interests, the Purchaser shall pay to the Sellers an aggregate amount (the “Earn-Out Consideration”) as calculated and provided for under Section 2(b) below and pursuant to the terms and conditions thereof. Each Seller shall be entitled to receive one-half of each quarterly payment made under Section 2(b) and one-half of the aggregate Earn-Out Consideration.
          (b) Calculation and Payment of Earn-Out Consideration. The “Earn-Out Consideration” paid to Sellers by Purchaser shall be an amount equal to fifteen percent (15%) of the Contract Services Revenues generated during the 36-month period following the Closing, starting with the month in which the Closing occurs and ending on the last day of the 36th consecutive month thereafter (the “Earn-Out Period”). Payments of the Earn-Out Consideration shall be made on a quarterly basis, with each payment due and payable no later than the 30th day following the last day of the applicable quarterly period.

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          For purposes of this Agreement:
          “Contract Services Revenue” means any and all cash amounts collected by the Company or its Affiliates based on revenue generated by Contract Services performed by the Company or any Affiliate of the Company for or on behalf of any Person that is not an Affiliate of the Company. “Contract Services” means clinical trial services (including consulting services), regulatory services (including consulting services), commercial consulting, strategic consulting, and medical education programs and services, as well as any other services provided or made available by the Company prior to the Closing Date. “Contract Services” shall not include revenue generated by sales, marketing or promotional services of the type that were not provided or offered by the Company prior to the Closing Date;
          “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. For purposes of this definition a Person is deemed to “control” an Entity if such Person, directly or indirectly, (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity;
          “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity; and
          “Person” shall mean any natural person or Entity.
     3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Purchaser contemporaneously with the execution hereof (the “Closing Date”).
     4. Representations and Warranties of the Seller. Each of the Sellers, for and on behalf of itself and the Company, jointly and severally, hereby represents and warrants to Purchaser as follows:
          (a) Organization and Authority. Each of the Company and such Seller is duly organized, validly existing and in good standing under the laws of Florida and has all requisite limited liability company power and authority to carry on its business as it is now being conducted and to own the properties and assets owned by it.
          (b) Authority Relative to this Agreement. Such Seller has the requisite power and authority to execute, deliver and perform this Agreement and to execute, deliver and perform additional documents and to take all actions necessary or appropriate to consummate the transaction contemplated in this Agreement. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents to be executed by such Seller in

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connection herewith have been duly and validly authorized by all necessary limited liability company and other action.
          (c) Enforceability. This Agreement has been, and on the Closing Date the other documents to be executed and delivered by such Seller pursuant hereto or contemplated hereby will be, duly and validly executed and delivered by such Seller and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of, and enforceable against such Seller in accordance with his respective terms.
          (d) Capitalization and Ownership of Purchase Interests. Such Seller owns all of the issued and outstanding membership interests of the Company set forth opposite the name of such Seller on Schedule 4(d) hereto. The Sellers are the only members and owners of the Company, and the Purchase Interests set forth on Schedule 4(d) hereto collectively represent 100% of the issued and outstanding equity interests in the Company. There are no outstanding or committed but not yet issued or effective warrants, options, subscription, conversion or other rights, puts, calls or other agreements of any nature providing for the issuance of any additional membership interests of the Company, and there are no agreements for the future issuance of any such warrants, options, rights, etc.
          (e) Title to Purchase Interests. All the Purchase Interests are validly issued and outstanding, fully paid, and nonassessable. Such Seller has good and valid title to all the Purchase Interests owned by it, and such Purchase Interests are not, nor with the passage of time will they be, subject to any escrow, guaranty, judgment, agreement, lien, security interest, collateral assignment, chattel mortgage, pledge, assignment, assessment, charge, UCC-1 financing statement, or other encumbrance whatsoever. When transferred and assigned to the Purchaser, the Purchaser will hold good and marketable title to such Purchase Interests free and clear of all liens, claims and encumbrances of any kind or nature whatsoever.
          (f) No Violations. Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute or result in a violation or breach of (i) the Articles of Organization or operating agreement (or comparable agreement) of the Company, (ii) any other corporate documents or agreements by which the Company or such Seller is bound or by which any properties or assets of the Company are bound, (iii) any judgment, order, writ, injunction or decree issued against or imposed upon any of them, (iv) any applicable law, order, rule or regulation of any governmental authority, or (v) any other contract or arrangement to which the Company or such Seller is bound.
          (g) Consents and Approvals. There are no consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority required on the part of such Seller or the Company in connection with the transactions contemplated by this Agreement.
          (h) Compliance with Laws. The Company has complied and is in compliance in all applicable jurisdictions with all existing laws, ordinances, orders, rules and regulations bearing on the ownership, use or operation of the assets of the Company and the operation of its business.

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          (i) Tax Matters. The Company is a Florida limited liability company that has elected to be disregarded for federal income tax purposes, which election is still valid and effective. Such Seller is not aware of any facts or circumstances that might act to revoke such election or otherwise not permit such election to remain effective for the Company in the future. The Company has prepared and timely filed all federal, state and local tax returns and reports (whether solely informational, or otherwise) as are or have been required to be filed by the Company (including, without limitation, income, franchise, sales and use, SUTA), and all taxes shown thereon to be due have been paid in full. No accrued and unpaid taxes of any kind (whether income, franchise, sales, use, SUTA or other) exist, and no claims have been made or asserted by the United States Government or by any state or local government for income or any other taxes or assessments.
          There are no actions or proceedings currently pending or, to the knowledge of such Seller, threatened against the Company or such Seller by any governmental or regulatory authority for the assessment or collection of any taxes, nor to the knowledge of such Seller are there any conditions, facts or circumstances that could reasonably indicate any such action or proceeding may be instituted; (ii) no audits or other examinations of any tax return of the Company are in progress nor has the Company or such Seller been notified of any request for examination; (iii) no claims for assessment or collection of taxes have been asserted against the Company; and (iv) there are no matters under discussion between the Company and any governmental authority regarding claims for assessment or collection of taxes against the Company, and such Seller has no reason to believe that any such claims for taxes will be asserted.
          (j) Absence of Undisclosed Liabilities. Except as set forth on Schedule 4(j) hereto, the Company is not obligated for, nor are any of its assets or properties subject to, any liabilities of any kind (whether accrued, absolute, contingent or otherwise), regardless of whether such liabilities are customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles. There are no facts in existence known to such Seller or the Company that might reasonably serve as a basis, now or in the future, for any liabilities or obligations of the Company not disclosed in this Agreement, or on the schedules and exhibits hereto.
          (k) Leases. Except as set forth on Schedule 4(k), there are no oral or written leases or rental agreements for any real or personal property relating to the Company or its businesses in force, and no person or entity has any right of possession to any assets of the Company.
          (l) Material Contracts. All contracts and agreements that are material to the conduct of the business of the Company are set forth on Schedule 4(l) (the “Material Contracts”). The Company is not in violation or breach of any material term or condition of any Material Contract and the Company has not received notice of any claims for breach or indemnification or notice of any default under or termination of any Material Contract.
          (m) No Defaults. Neither such Seller nor the Company is in default with

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respect to any of the obligations or liabilities pertaining to the Company or its businesses or any of its assets, nor are there any facts or circumstances or conditions or events which, but for notice or lapse of time or both, would constitute or result in such default, nor has such Seller any reason to believe that there is likely to be a default or breach in the future with respect to such obligations or liabilities.
          (n) Litigation; Proceedings. There is no litigation or any administrative agency action or proceeding pending or, to the best knowledge of such Seller, threatened against the Company or such Seller that does or will materially or adversely affect the Company or its business, or on the transactions contemplated hereby.
          (o) Governmental Commitments. There are no commitments to or agreements with any federal, state or local governmental authority or agency affecting the Company or any of its assets or business.
          (p) Employees; ERISA; Employee Benefit Plans. As of the date hereof, the Company has no employees. The Company previously engaged the services of an employee leasing company for the provision of employees and employee benefits during all periods relevant to its operation. Except with respect to those provided through the employee leasing companies utilized by the Company, the Company has not adopted, sponsored or otherwise participated in any qualified retirement plan under Section 401 of the Internal Revenue Code, any welfare benefit plan or any other employee benefits plan of any nature. Except as set forth on Schedule 4(p) hereof, the Company is not and will not be subject to any liability resulting from either the participation of any employee of the Company in, or the termination by the Company of any employee of the Company from, any profit-sharing, pension, stock option, severance, retirement, bonus, deferred compensation, group life, disability or health insurance, or other employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), trust, agreement, or arrangement, whether or not legally binding, or resulting from the employment by the Purchaser of any employee who is currently employed by the Company, and the Purchaser shall not be responsible for any liability whatsoever under any such plan, trust, agreement, or arrangement, or under the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. §1161 et. seq. (“COBRA”), as amended, with respect thereto.
          (r) Financial Statements. The financial information attached hereto as Schedule 4(r) has been previously provided to the Purchaser (the “Financial Information”). Such financial information has been prepared in accordance with generally accepted accounting principals, consistently applied over the periods in question and fairly and accurately reflects the financial performance and condition of the Company for the period(s) covered thereby.
          (s) Intellectual Property. The Company has no registered or licensed intellectual property on which it relies with respect to the conduct of its business.
          (t) Disclosure. No representation or warranty made by such Seller in this Agreement, in the schedules and exhibits hereto, or otherwise in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue

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statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.
     It is expressly agreed and understood that neither the Purchaser’s due diligence inspections nor any other examination or investigation of the assets or the operation thereof, by or on behalf of the Purchaser prior to the Closing shall in any way modify, affect or diminish any of Sellers’ obligations under the representations, warranties, covenants and agreements contained in this Agreement.
     5. Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Sellers that it has the requisite corporate power and authority to enter into and perform this Agreement, and the execution, delivery and performance of this Agreement and the execution of any and all additional documents and the taking of all actions necessary or appropriate to consummate the transaction contemplated in this Agreement have duly authorized by all necessary corporate action by Purchaser.
     6. Deliveries at Closing. At or before the Closing, each Seller shall deliver to Purchaser:
          (a) an Assignment of Limited Liability Company Membership Interest evidencing and conveying to Purchaser the Purchase Interest held by such Seller; and
          (b) copies of all consents, orders, assignments, approvals, waivers and other instruments from all third parties and government authorities necessary or appropriate to accomplish the transfer of ownership and uninterrupted continuation of the business of the Company as contemplated herein.
     7. Further Assurances and Cooperation. The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required or reasonably requested by any party to establish, maintain or protect its rights and remedies hereunder or to effect the intents and purposes of this Agreement and to otherwise cooperate with each other after Closing with regard to such matters.
     8. Indemnification. Purchaser on one hand, and each Seller on the other, hereby agree to indemnify and hold the other harmless from any and all liabilities, obligations, claims, actions, causes of action, contingencies, damages, costs, fees, penalties, charges, payments, and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) (collectively, “Damages”) that the other (or its Affiliates) may suffer or incur as a result of, arising from, or relating to, directly or indirectly, the breach or inaccuracy of any of the representations, warranties, covenants, or agreements made by the breaching party to the other in or pursuant to this Agreement. Notwithstanding the foregoing, the total amount of Damages that may be recovered by Purchaser or its Affiliates from any Seller shall be limited to the aggregate amount paid to such Seller as consideration under Section 2 hereof; provided, however, that if, at any given time, the aggregate amount that has been paid to the Sellers pursuant to Section 2 (the “Paid Seller Consideration”) is less than the aggregate amount of any Damages suffered or incurred by Purchaser or its Affiliates, then any amounts that subsequently become payable to

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the Sellers pursuant to Section 2 shall be reduced by an amount equal to the amount by which such Damages exceeded the Paid Seller Consideration.
     9. Notices. Any notice or demand which must or may be given under this Agreement or by law shall be in writing and shall be deemed to have been given (i) when physically received by personal delivery, or (ii) three (3) days after being deposited in United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one (1) day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express) addressed to the respective parties at the following addresses:

To Sellers:	c/o 3110 Cherry Palm Drive, Suite 350
Tampa, Florida 33619

To Purchaser:	3110 Cherry Palm Drive, Suite 350
Tampa, Florida 33619
Said addresses may be changed by the giving of written notice as provided in this paragraph.
     10. Arbitration of Disputes. All disputes that arise under this Agreement shall be settled by binding arbitration before a panel of one or more arbitrators pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto by giving written notice to the other party to a dispute that such dispute has been referred to arbitration. A single arbitrator shall be selected by the mutual agreement of the parties within 10 days following the receipt of said written notice, but if they do not so agree, then each shall choose an arbitrator within the next 10 days who shall, in turn, together select one additional arbitrator within 10 days of their selection. Any award shall be binding and conclusive upon the parties and said award is not appealable. This provision shall be specifically enforceable. The expenses of the arbitrator shall be equally shared. Failure to comply with this provision shall constitute a breach of this Agreement.
     11. Attorneys’ Fees. In connection with any arbitration, litigation, appeal or other proceeding, including bankruptcy or creditors’ reorganization proceedings, or probate and estate administrative proceedings, to enforce or interpret this Agreement, the parties agree that the prevailing party shall recover its reasonable attorneys’ fees, legal assistants’ fees, and costs and expenses thereof.
     12. Miscellaneous.
          (a) Waiver. No course of dealing or any delay or failure on the part of any party hereto in exercising any right, power, privilege or remedy hereunder or under any other instrument given in connection with or pursuant to this Agreement shall impair any such right, power, privilege or remedy or be construed as a waiver of any breach, default or acquiescence relating thereto. No single or partial exercise of any such right, power, privilege or remedy shall be construed as a waiver, or preclude the further exercise, of any such right, power, privilege or remedy or the exercise of any other right, power, privilege or remedy. No waiver shall be valid against any

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party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
          (b) Survival. All representations and warranties contained in this Agreement (including, without limitation, obligations for indemnification), and in any certificate, instrument, or document delivered by or on behalf of the parties pursuant to this Agreement, in all cases shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing for one (1) year from the Closing.
          (c) Expenses. Except as otherwise stated herein, each of the parties hereto shall, whether or not the transactions contemplated hereby are consummated, bear its own attorneys’, accountants’, auditors’, or other fees, costs, and expenses incurred in connection with the negotiation, execution, and performance of this Agreement or any of the transactions contemplated hereunder.
          (d) Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.
          (e) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Any assignment or delegation made in violation of this Agreement shall be null and void. This Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder. Nothing in this Agreement shall be construed to imply any admission of liability or obligation to any person except the parties hereunder.
          (f) Entire Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified, amended, or terminated except in writing signed by the party against whom enforcement is sought.
          (g) Schedules and Exhibits. All schedules and exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes. All references herein to this Agreement shall be deemed to include all schedules and exhibits hereto or contemplated hereby. The parties agree that, to the extent any schedules or exhibits specifically referenced or otherwise provided for or intended under this Agreement are not attached hereto at the time of execution and delivery by the parties, such schedules or exhibits shall be prepared and agreed to by the parties and shall be attached hereto in final form on or before the Closing, and the approval of such attachments by Purchaser shall be deemed an additional condition to Purchaser’s obligations to close the transactions contemplated by this Agreement.
          (h) Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Florida, without giving effect to

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any conflict of laws rule or principle that might require the application of the laws of another jurisdiction.
          (i) Construction. This Agreement has been jointly drafted based on input and review from both parties and/or their respective representatives and neither party shall be considered as being responsible for such drafting for the purposes of applying any rule to construe ambiguities against the drafter or otherwise.
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     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

PURCHASER:		SELLERS:

SIRION THERAPEUTICS, INC.		THE BUTLER PARTNERSHIP, INC.

By:	/s/ Dawn Bennett-Johnson	By:	/s/ Barry Butler
	Dawn Bennett-Johnson,		Barry Butler, President
Chief Financial Officer

ROGELLEN PARTNERS, INC.

		By:	/s/ Roger Vogel
Roger Vogel, President